EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
February 9, 2007	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Strong Fourth Quarter and

Record Full Year Results

Highest Net Earnings in Company History

Full Year Highlights

•

Company reported net earnings of $230.1 million, the highest net earnings in its history;

•

Net earnings per diluted share of $1.29 ($1.43 excluding a $0.14 impact from the Lucas mark to market expense), this was the sixth consecutive year of earnings growth;

•

Net revenues up 2.1%, or $63.9 million, to $3.2 billion;

•

Growth driven by strong performance of core brands including LITTLEST PET SHOP, PLAYSKOOL, NERF, PLAY-DOH, MONOPOLY, TRANSFORMERS, CLUE and MAGIC: THE GATHERING;

•

STAR WARS continued to do very well, contributing $284.9 million in revenue for the year; and

•

During the year, the Company repurchased approximately 22.8 million shares of common stock at a total cost of $456.7 million.

Fourth Quarter Highlights

•

Net earnings per diluted share of $0.62 ($0.74 excluding a $0.12 impact from the Lucas mark to market expense);

•

Net revenues increased 4.1%, or $44.2 million, to $1.1 billion, led by a 10% increase in North American segment revenues; and

•

Operating profit improved 25.5% to $192.7 million, or 17.3% of revenues.

Pawtucket, RI (February 9, 2007) -- Hasbro, Inc. (NYSE: HAS) today reported its 2006 full year and fourth quarter results.  For the year, the Company reported record net earnings of $230.1 million, or $1.29 per diluted share, compared to $212.1 million or $1.09 per diluted share in 2005.  Excluding the $0.14 impact of the Lucas warrants mark to market expense, 2006 earnings would have been $1.43 per diluted share, a 25% increase over the prior year’s results, as adjusted to exclude the impact of the repatriation of foreign earnings and include the impact of stock-based compensation.  Earnings per diluted share in 2005, excluding the $0.13 impact from the repatriation of foreign earnings and including the $0.08 impact from stock-based compensation, were $1.14.

For the fourth quarter, the Company reported net earnings of $108.3 million, or $0.62 per diluted share, compared to $94.3 million or $0.48 per diluted share last year.  Excluding the impact of the Lucas warrants mark to market expense of $0.12 per diluted share, fourth quarter earnings per diluted share would have been $0.74, a 25% increase over prior year results, as adjusted to exclude the impact of the repatriation of foreign earnings and include the impact of stock-based compensation.  Earnings per diluted share in the fourth quarter of 2005, excluding the $0.13 impact from the repatriation of foreign earnings and including the $0.02 impact of stock-based compensation, were $0.59.

For the year, worldwide net revenues were $3.2 billion, an increase of 2.1% or $63.9 million, compared to $3.1 billion a year ago.  The 2006 results included $284.9 million in STAR WARS revenue, compared to $494.1 million in the prior year.  For the fourth quarter, the Company reported worldwide net revenues of $1.1 billion, an increase of 4.1% or $44.2 million.

“2006 was another good year for Hasbro, we achieved the highest net earnings in the history of the Company," said Alfred J. Verrecchia, President and Chief Executive Officer.  “Our performance for both the quarter and year is a solid indication of the success we have had in growing our core brands.  Given the exceptional performance of STAR WARS in 2005, it is particularly meaningful to have grown revenue 2.1% for the year and 4.1% for the quarter.”

“As we look ahead, we have momentum in our core brands and commitment to continued innovation.  With the richest and most diversified toy and game product line in the industry, including product tied to upcoming releases of the TRANSFORMERS and SPIDER-MAN movies, we’re very excited about the opportunities for 2007,” Verrecchia concluded.

North American segment revenues, which include all of the Company’s toys and games business in the United States, Canada and Mexico, were $2.1 billion for the year compared to $2.0 billion a year ago, reflecting strong performances from LITTLEST PET SHOP, CLUE, PLAYSKOOL, MONOPOLY, TRANSFORMERS, NERF, PLAY-DOH and MAGIC: THE GATHERING.  The segment reported an operating profit of $276.0 million for the year compared to $165.7 million last year, as adjusted to include the impact of stock-based compensation.  In addition to the higher revenues, the improvement in operating profit reflected lower amortization and royalty expenses, as well as a decline in inventory obsolescence expenses.

International segment revenues for the year were $959.3 million compared to $988.6 million a year ago and included a $24.3 million favorable impact from foreign exchange.  The results reflect declines in FURBY, STAR WARS and DUEL MASTERS, partially offset by strong performance from a number of core brands including LITTLEST PET SHOP, PLAYSKOOL, TRANSFORMERS and MONOPOLY.  The International segment reported an operating profit of $90.9 million for the year compared to an operating profit of $106.4 million in 2005, as adjusted to include the impact of stock-based compensation expense.   The decline in operating profit was primarily due to lower revenues.

During the fourth quarter, the Company repurchased approximately 1.6 million shares of common stock at a total cost of $39.5 million.  For the year the Company purchased 22.8 million shares at a total cost of $456.7 million.  Since June of 2005, Hasbro has repurchased approximately 25.2 million shares, at a total cost of $504.8 million.

“I am pleased we delivered our sixth consecutive year of earnings growth,” said David Hargreaves, Chief Financial Officer.  “Our balance sheet remains strong and our operating margin at 11.9% is very close to the near-term target of 12% that we have been articulating for a number of years,” concluded Hargreaves.

As mentioned above, the quarter and full year results for 2006 were impacted by the Lucas mark to market adjustment.  For the quarter and full year periods in 2006, the impact of the mark to market adjustment for the Lucas warrants was a non-cash expense of $24.0 million and $31.8 million, respectively.  This compares to non-cash income of $1.0 million and $2.1 million, respectively, for the comparable periods in 2005. 2006 net earnings also include stock-based compensation due to the required implementation of SFAS 123R at the beginning of the year.  Net earnings prior to fiscal 2006 did not include stock-based compensation.  As previously disclosed in Hasbro’s financial statement footnotes, the impact of stock-based compensation expense for the quarter and full year of 2005 under SFAS 123 was $0.02 and $0.08 per diluted share, respectively. A supplemental table for the 2005 quarter and full year results adjusted to include the impact of stock-based compensation is attached. Additionally, the 2005 results include a tax impact of $25.8 million for the repatriation of foreign earnings under the American Jobs Creation Act.

The Company reported full year Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $515.7 million compared to $521.6 million in 2005. The attached schedules provide a reconciliation of diluted earnings per share and EBITDA to net earnings for the fourth quarter and full year of 2006 and 2005.

The Company will web cast its fourth quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Investors and the media are also invited to listen to a Hasbro web cast on Wednesday, February 14, 2007 at 8:00 a.m. Eastern Standard Time, at which time management will be discussing its strategy and new product line for 2007.  Please follow the instructions in the prior paragraph to listen to this web cast.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s future opportunities and ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, interest in and acceptance and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market, disposable income or consumer demand for the Company’s products, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. This presentation also discusses 2005 segment operating profit and diluted earnings per share adjusted for the impact of stock-based compensation as disclosed under SFAS 123.  Management believes that presentation of adjusted 2005 segment operating profit and diluted earnings per share is appropriate in order to provide a comparison to 2006 segment operating results and diluted earnings per share on a consistent basis.

This presentation further discusses diluted earnings per share for the fourth quarter and full year of 2006 excluding the impact of the mark to market adjustment for the Lucas warrants. The Company is required to assess if these warrants, classified as a liability, have a more dilutive impact on earnings per share assuming they were treated as an equity contract.  For the fourth quarter and full year of 2006, had the warrants been treated as an equity contract, the mark to market adjustment of $24.0 million and $31.8 million, respectively, would have been added to net earnings for the quarter and full year, and diluted shares would have been increased by 4.1 million and 5.1 million shares, respectively, in the computation of diluted earnings per share.  Management believes that the presentation of diluted earnings per share absent the impact of the Lucas warrant mark to market adjustment is helpful to an investor’s understanding of the results of the Company’s underlying operations and business as the mark to market adjustment is primarily based on changes in the Company’s stock price which are beyond the control of management.  Finally, the presentation in this release includes 2005 diluted earnings per share absent the impact of the repatriation of foreign earnings.  Management believes that the presentation of 2005 earnings excluding the tax expense associated with the repatriation of foreign earnings under the American Jobs Creation Act of 2004 increases the comparability of the prior year results by eliminating a tax charge in 2005 associated with a non-recurring event.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	December 31, 2006	December 25, 2005
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 715,400	$ 942,268
Accounts Receivable, Net	556,287	523,232
Inventories	203,337	179,398
Other Current Assets	243,291	185,297
	----------------	----------------
Total Current Assets	1,718,315	1,830,195
Property, Plant and Equipment, Net	181,726	164,045
Other Assets	1,196,864	1,306,903
	----------------	----------------
Total Assets	$3,096,905	$3,301,143
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 10,582	$ 14,676
Current Portion of Long-term Debt	-	32,770
Payables and Accrued Liabilities	895,311	863,280
	----------------	---------------
Total Current Liabilities	905,893	910,726
Long-term Debt	494,917	495,619
Deferred Liabilities	158,205	171,322
	----------------	---------------
Total Liabilities	1,559,015	1,577,667
Total Shareholders' Equity	1,537,890	1,723,476
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,096,905	$3,301,143
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 31, 2006	Dec. 25, 2005	Dec. 31, 2006	Dec. 25, 2005
	-----------	-----------	-----------	-----------
Net Revenues	$1,116,398	$1,072,243	$3,151,481	$3,087,627
Cost of Sales	445,913	450,755	1,303,885	1,286,271
	--------------	---------------	--------------	--------------
Gross Profit	670,485	621,488	1,847,596	1,801,356
Amortization	21,038	22,183	78,934	102,035
Royalties	62,191	89,077	169,731	247,283
Research and Product Development	49,143	43,644	171,358	150,586
Advertising	126,847	128,362	368,996	366,371
Selling, Distribution and Administration	218,573	184,639	682,214	624,560
	--------------	---------------	--------------	--------------
Operating Profit	192,693	153,583	376,363	310,521
Interest Expense	7,425	7,341	27,521	30,537
Other (Income) Expense, Net	14,719	(8,880)	7,368	(30,929)
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes	170,549	155,122	341,474	310,913
Income Taxes	62,267	60,851	111,419	98,838
	--------------	---------------	--------------	--------------
Net Earnings	$ 108,282	$ 94,271	$ 230,055	$ 212,075
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.68	$ 0.53	$ 1.38	$ 1.19
	========	========	========	========
Diluted	$ 0.62	$ 0.48	$ 1.29	$ 1.09
	========	========	========	========

Cash Dividends Declared	$ 0.12	$ 0.09	$ 0.48	$ 0.36
	========	========	========	========

Weighted Average Number of Shares
Basic	159,655	178,057	167,100	178,303
	========	========	========	========
Diluted	175,049	196,883	181,043	197,436
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results and EBITDA
(Thousands of Dollars)

	Quarter Ended			Year Ended
	December 31, 2006	December 25, 2005	% Change	December 31, 2006	December 25, 2005	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
(2005 Operating Profit Adjusted (1))
North American Segment
External Net Revenues	$712,554	$649,600	10%	$2,130,290	$2,038,556	4%
Operating Profit	129,206	50,342	157%	275,959	165,676	67%

International Segment
External Net Revenues	380,163	398,342	-5%	959,319	988,591	-3%
Operating Profit	64,107	80,201	-20%	90,893	106,435	-15%

Reconciliation of EBITDA

Net Earnings	$108,282	$ 94,271	$ 230,055	$ 212,075
Interest Expense	7,425	7,341	27,521	30,537
Income Taxes	62,267	60,851	111,419	98,838
Depreciation	13,802	20,572	67,773	78,097
Amortization	21,038	22,183	78,934	102,035
	------------	------------	------------	------------
EBITDA	$212,814	$205,218	$ 515,702	$ 521,582
	=======	=======	=======	=======

(1) 2005 segment operating profit has been adjusted to include the amount of stock-based compensation as disclosed under SFAS 123. Because 2006 operating profit includes stock-based compensation expense, management believes that presentation of adjusted 2005 segment operating profit is appropriate in order to provide a comparison to 2006 segment operating results. See the attached Supplemental Financial Data schedule for a reconciliation of reported segment operating profit to the segment operating profit adjusted for stock-based compensation under SFAS 123.

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Net Earnings Per Share	2006		2005

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 108,282	$ 108,282	$ 94,271	$ 94,271
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	-	-	(750)
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	1,066
	--------------	--------------	--------------	--------------
	$ 108,282	$ 109,348	$ 94,271	$ 94,587
	========	========	========	========

Average shares outstanding	159,655	159,655	178,057	178,057
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	-	-	5,396
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	3,820	-	1,856
	--------------	--------------	--------------	--------------
Equivalent shares	159,655	175,049	178,057	196,883
	========	========	========	========

Net earnings per share	$ 0.68	$ 0.62	$ 0.53	$ 0.48
	========	========	========	========
Full Year
-----------------
Net earnings	$ 230,055	$ 230,055	$ 212,075	$ 212,075
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	-	-	(2,080)
Interest expense on contingent convertible
debentures due 2021	-	4,262	-	4,263
	--------------	--------------	--------------	--------------
	$ 230,055	$ 234,317	$ 212,075	$ 214,258
	========	========	========	========

Average shares outstanding	167,100	167,100	178,303	178,303
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	-	-	5,339
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	2,369	-	2,220
	--------------	--------------	--------------	--------------
Equivalent shares	167,100	181,043	178,303	197,436
	========	========	========	========

Net earnings per share	$ 1.38	$ 1.29	$ 1.19	$ 1.09
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars, Except Per Share Data)
2005 Net Earnings including the Effect of Stock-Based
Compensation Expense under SFAS 123
	Quarter Ended	Year Ended
	December 25, 2005	December 25, 2005
	-------------------	-------------------
Net Earnings, as Reported (1)	$ 94,271	$ 212,075

Stock-based Compensation Expense	(6,066)	(23,044)
Tax benefit	2,025	7,966
	-------------	-------------
Stock-based Compensation Expense, Net of Tax	(4,041)	(15,078)
	-------------	-------------
Net Earnings, Including the Effect of Stock-based
Compensation Expense (2)	$ 90,230	$ 196,997
	=======	=======

Diluted Net Earnings Per Share, as Reported (1)	$ 0.48	$ 1.09
Stock-based Compensation, Net of Tax, Per Share (2)	(0.02)	(0.08)
	-------------	-------------
Diluted Net Earnings Per Share, Including the
Effect of Stock-based Compensation (2)	$ 0.46	$ 1.01
	=======	=======

2005 Major Segment Results	Quarter Ended	Year Ended
	December 25, 2005	December 25, 2005
	-------------------	-------------------
North American Segment
External Net Revenues (3)	$ 649,600	$2,038,556
	=======	========

Operating Profit (3)	$ 54,402	$ 181,093
Stock-based Compensation Expense	(4,060)	(15,417)
	-------------	--------------
Adjusted Operating Profit (4)	$ 50,342	$ 165,676
	=======	========

International Segment
External Net Revenues (3)	$ 398,342	$ 988,591
	=======	========

Operating Profit (3)	$ 81,336	$ 110,744
Stock-based Compensation Expense	(1,135)	(4,309)
	------------	--------------
Adjusted Operating Profit (4)	$ 80,201	$ 106,435
	=======	========
(1) Net earnings and diluted net earnings per share prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123R.

(2) Stock-based compensation expense and stock-based compensation expense per share prior to fiscal 2006 are calculated based on the amounts as previously disclosed in Hasbro's 2005 quarterly and annual financial statement footnotes.

(3) Effective the beginning of fiscal 2006, Hasbro has restructured its business and as a result its operating segments.  External net revenues and operating profit reflect the 2005 results, as reported, reclassified into our new operating segment presentation.

(4) 2005 segment operating profit has been adjusted to reflect 2005 stock-based compensation expense as disclosed under SFAS 123.